Exhibit 99.1
Infineon Technologies Stock Option Plan 2006
Plan Description and Option Terms
With the resolution dated 16 February 2006 the Infineon Technologies AG annual general shareholders’ meeting authorized the introduction of the new Infineon Technologies Stock Option Plan 2006. Under this plan, Infineon can issue up to 13 million stock options in annual tranches over a maximum period of three years.
Mission of the Stock Option Plan 2006
At Infineon Technologies AG, we are committed to attracting and rewarding key employees. By granting stock options under the Infineon Technologies Stock Option Plan 2006 (SOP 2006), we offer a selected group of executives and key personnel the opportunity to participate in the long-term success of the company to honor their contribution to the profitable growth of Infineon Technologies AG and its group companies.
Participants
Eligible to participate in the Infineon Technologies Stock Option Plan are
•	members of the Management Board of Infineon,

•	members of the management boards of Infineon group companies,

•	other executives with a Global Grade 16 or higher,

•	equivalent positions on the Technical Ladder, such as Fellows and Senior Principals.
Basics about Stock Options
A stock option is the right, but not the obligation, to purchase a company’s stock at a fixed exercise price.
The recipient of the option, also called optionee, can exercise his options over the exercise period, i.e. between the vesting and the expiration date of the option. In general, no upfront payments are due at the time the company grants and the participant accepts stock options.
When exercising options, the optionee pays the exercise price and receives in return a stock of the company he can either continue to hold or immediately sell on the stock market. In most countries, this is also the time when taxes and, if applicable, social security contributions are incurred.
The Terms of the SOP 2006
Life of the Plan
The SOP 2006 is a three year plan. Options can be granted in three annual tranches. No grants are allowed after September 2009.
Grant of Options
Only one grant can be made during a fiscal year, the grant date is the same worldwide.
Options may be granted by a formal decision of the Management Board (and Supervisory Board, where applicable) either
•	within 45 days after annual results;

•	or within 45 days after the results of the first or second quarter have been published, but in each case no later than two weeks before the end of the quarter.

Exercise Price
The exercise price of an option is 120% of the average opening prices on the five trading days before the grant date.
Minimum Waiting Period
Options granted under the SOP 2006 are subject to an initial waiting period of three years before they can be exercised.
Exercising Stock Options
Options can be exercised once the initial waiting period of three years is over, given that the performance targets have been reached. A detailed explanation how options can be exercised is available in the Exercise Brochure on the Infineon Intranet under http://goto.infineon.com/LTI_Plan.
Options expire six years from their grant date.
Relative Performance Target
The Infineon share price must exceed the performance of a comparative index “Philadelphia Semiconductor Sector” (SOX) for at least three consecutive days.
The purpose of the relative hurdle is to compare the company‘s stock performance to the relevant competitors stock performance, represented by an index. In order to make the two figures comparable, they are normalized at the grant date of the option. If the Infineon share performs better than the SOX, we have outperformed the market index. If that has been the case for three consecutive days, the relative hurdle has been reached.

Administrative Details
Termination of Employment

All Options
Voluntary leave Termination of contract by employer (for any other reason than job elimination) Mutual agreement	Can be exercised until leaving date, lapse with termination of employment.
Job elimination/ reduction in force Divestiture, sale of org. unit, carve out, spin-off Death Expiration of temporary contracts of members of the management board of group companies	Continue to vest, can be exercised for 12 months after leaving date.
Disability Retirement, early retirement	Can be exercised during full term.

Tax Treatment
All taxes, employee social security contributions or similar obligations resulting from the grant or exercise of options or the sale of the shares acquired on exercise of options must be borne by the participant. In most countries, the taxable event occurs at the time of the exercise of an option. The individual tax treatment of options might differ considerably due to personal circumstances or changes in applicable tax rules.
We therefore recommend that you consult your tax advisor about the tax treatment of your options prior to exercising them. Some general information on the tax treatment of options in different countries can be found on the Infineon Intranet under http://goto.infineon.com/LTI_Plan.
Insider Trading
Due to insider regulations, options may not be exercised two weeks before the end of each quarter until the end of one trading day after the respective financial results have been published.
A calendar outlining these “Closed Periods” is available on the Infineon Intranet under http://goto.infineon.com/LTI_Plan.
Exercising Stock Options
We have selected UBS AG (Union Bank of Switzerland) as our Service Provider to support participants in all administrative matters of the SOP 2006. A detailed explanation of the exercise process is available in the Exercise Brochure on the Infineon Intranet under http://goto.infineon.com/LTI_Plan.
Option Terms and Plan Rules
Please refer to the option terms in the back of this document, which are binding for all participants who have accepted options granted under the SOP 2006.
Plan Authority
The Infineon Technologies AG Management Board together with the Supervisory Board is authorized to create, alter and amend the rules of the SOP 2006, including the administration processes and other technicalities regarding the exercise of options. The participants in the SOP 2006 have the obligation to inform themselves prior to exercising options about the applicable rules.
Data Transfer and Protection
For the purpose of the administration of the SOP 2006, Infineon Technologies may store, process, transfer and use personal data of participants to third parties, such as the service provider chosen to handle the exercise of options or external counsel, employed to administer or to assist with the administration and implementation of the SOP 2006. All service providers are carefully selected and must comply with “state of the art” data protection standards and technology.

More Information
Please refer to the option terms in the back of this document, which are binding for all participants who have accepted options granted under the SOP 2006.
More explanatory information can be found on the Infineon Intranet under http://goto.infineon.com/LTI_Plan.
Questions regarding the SOP 2006 can be addressed to
•	the UBS Call Center under

•	the Stock Options Infobox under stock.options@infineon.com

•	the contacts listed on the Infineon Intranet under http://goto.infineon.com/LTI_Plan.

Infineon Technologies AG
Stock Option Plan 2006

Infineon Technologies AG
Stock Option Plan 2006
Option Terms
Preliminary Remark
It is of vital importance to Infineon Technologies AG to attract and retain highly qualified executives and key personnel and to offer them the opportunity to participate in the long-term success of the company. This stock option plan has been designed as an additional incentive for executives, managers and key employees to further promote the economic success of Infineon Technologies AG and its group companies. The grant of stock options is part of a corporate policy, geared to the interests of the shareholders, that enables executives, managers and key employees to participate in the success of Infineon Technologies AG. This Infineon Technologies AG Stock Option Plan 2006 (hereinafter also referred to as “SOP 2006” replaces the previous long term incentive plan, i.e. the “Infineon Technologies AG 2001 Long Term Incentive Plan” (hereinafter also referred to as “LTI 2001”), which expires in 2006.
With the resolution dated 16 February 2006 the Infineon Technologies AG annual general shareholders’ meeting authorized the Management Board and the Supervisory Board, as the case may be, to grant up to 13 million stock options in annual tranches over a maximum period of three years, whereby each stock option is an entitlement to the acquisition of one Infineon Technologies AG no-par value share. The stock options have a term of up to six years from the annual grant date. The main characteristics of the SOP 2006 are defined in the resolution of the annual general shareholders’ meeting dated 16 February 2006. The annual general shareholders’ meeting has authorized the Management Board and the Supervisory Board, as the case may be, to define further details concerning the grant of stock options and the relevant terms and conditions.
These option terms define the general terms and conditions according to which the stock options under the SOP 2006 can be granted and exercised. The specific option terms that apply to each Participant are to be defined in the individual option certificates to be issued to eligible individuals.

§1
Grant of Options
(1)	A stock option granted under the SOP 2006 (hereinafter also referred to as “Option”) entitles eligible individuals to acquire one Infineon Technologies AG (hereinafter also referred to as “INFINEON TECHNOLOGIES”) no-par value share (hereinafter also referred to as “Share”) for the Exercise Price pursuant to §3, if the exercise conditions pursuant to §4 and §5 are met.

(2)	Options may only be granted to eligible individuals. Eligible individuals are: members of the INFINEON TECHNOLOGIES Management Board, members of the management boards of affiliated companies pursuant to §§15 ff German Stock Corporation Act (Aktiengesetz – “AktG”) (hereinafter also referred to as “INFINEON TECHNOLOGIES Group Companies”), and senior managers or key personnel of both INFINEON TECHNOLOGIES and INFINEON TECHNOLOGIES Group Companies (hereinafter jointly also referred to as “Participants”). No Options may be issued to members of the Management Board, senior management or employees of INFINEON TECHNOLOGIES Group Companies that are themselves listed on a stock exchange or of companies that are dependent on a company listed on a stock exchange pursuant to §17 AktG, if and insofar as those companies have their own stock option plan. INFINEON TECHNOLOGIES may grant Options to Participants at its sole and absolute discretion. The number of Options granted to a Participant and the terms and conditions under which the Options are granted depend on the Participant’s individual position and performance.

(3)	Options will be granted by issuing an option certificate to the Participant in the format or in a similar format as shown in Schedule 1 (hereinafter also referred to as “Option Certificate”). If INFINEON TECHNOLOGIES so decides, the Options can be granted by issuing the Option Certificate electronically, i.e. either via email or via a secure web-based platform. The Option Certificate has to be signed and returned to INFINEON TECHNOLOGIES in case a paper certificate is used. If Options are granted via email or a web-based platform the participant has to accept the option grant in a suitable form as prescribed by INFINEON TECHNOLOGIES at that time. INFINEON TECHNOLOGIES may decide, in its sole discretion, to waive the acceptance requirement for administrative reasons (waiver pursuant to §151 German Civil Code (Bürgerliches Gesetzbuch – “BGB”)). If the Participant does not accept the grant in due form and time as set forth by INFINEON TECHNOLOGIES at the date of grant, the Options will lapse without compensation.

(4)	Only one grant may be made during a fiscal year. Options may be granted (i) up to 45 days after the day on which the results for the fiscal year ended are announced, or (ii) up to 45 days after the day on which the results for the first or the second quarter of a current fiscal year are announced, but in each case (i) and (ii) not later than two weeks before the end of the current quarter.

(5)	The date for each annual grant (hereinafter also referred to as “Grant Date”) will be set by the Supervisory Board, where Options are to be granted to members of the Management Board, and by the Management Board, where Options are to be granted to other Participants. For the avoidance of doubt, the Grant Date shall be the date stated in the individual Option Certificates issued to the Participants. The Grant Date shall be the same for all Participants throughout INFINEON TECHNOLOGIES and the INFINEON TECHNOLOGIES Group Companies.

(6)	The Options granted to the Participants are an offer by INFINEON TECHNOLOGIES to the Participants to enter into a purchase agreement for a certain number of Shares at the Exercise Price as defined in §3, which may be exercised by a Participant.
§2
Term of the SOP 2006
(1)	Options under the SOP 2006 may be granted in annual tranches over a period of maximum three years. No Option may be granted after 30 September 2009.

(2)	Up to 13 million Options may be granted under the SOP 2006.

(3)	Options may only be granted to Participants. Participants are:
•	members of the INFINEON TECHNOLOGIES Management Board;

•	members of the management boards of INFINEON TECHNOLOGIES Group Companies;

•	other senior management of INFINEON TECHNOLOGIES or INFINEON TECHNOLOGIES Group Companies;

•	key personnel of INFINEON TECHNOLOGIES or INFINEON TECHNOLOGIES Group Companies.
(4)	The total number of Options to be granted under the SOP 2006 shall be allocated as follows:

•	up to 1,625,000 Options to members of the INFINEON TECHNOLOGIES Management Board;

•	up to 1,300,000 Options to members of the management boards of INFINEON TECHNOLOGIES Group Companies worldwide;

•	up to 10,075,000 Options to senior management and key personnel at levels below the INFINEON TECHNOLOGIES Management Board and below the management boards of INFINEON TECHNOLOGIES Group Companies worldwide.
(5)	The Options granted to any group of Participants in any one fiscal year of INFINEON TECHNOLOGIES must not exceed 40% of the total volume of Options allocated to that particular group of Participants.

(6)	If any members of the INFINEON TECHNOLOGIES Management Board and members of the management boards or senior management or key personnel of INFINEON TECHNOLOGIES or INFINEON TECHNOLOGIES Group Companies are simultaneously members of the management boards or senior management or key personnel of another INFINEON TECHNOLOGIES Group Company or INFINEON TECHNOLOGIES, they will only be granted Options once, i.e. either as a member of the INFINEON TECHNOLOGIES Management Board or as a member the management boards, senior management or key personnel of INFINEON TECHNOLOGIES or an INFINEON TECHNOLOGIES Group Company, and this only being in each case from the proportion of Options destined for the respective group of Participants. To avoid doubt, the position entitling the Participant to the larger number of Options shall prevail.

(7)	In order to service the Options granted under the SOP 2006, the annual general shareholders’ meeting of 16 February 2006 created the “Conditional Capital IV/2006” of € 24.5 million (the equivalent of up to 12.25 million shares). In addition the “Conditional Share Capital III” of € 29 million (the equivalent of up to 14.5 million shares) created for the LTI 2001 will be available to service Options under the SOP 2006 to the extent that it has not been used to service Options under the LTI 2001.

(8)	At the discretion of INFINEON TECHNOLOGIES, exercised Options can be serviced with shares either by issuing shares from the “Conditional Share Capital IV/2006” or from the “Conditional Share Capital III” (pursuant to §§192, 193 AktG) or through use of INFINEON TECHNOLOGIES’ own shares (treasury stock), which will be acquired on the basis of existing or future authorizations to acquire such shares, or by a borrowing and lending settlement by a third party Service Provider (as defined in §6 (1)) at Participant’s expenses, or by means of a cash settlement. The decision which alternative is offered in each case will be with the INFINEON TECHNOLOGIES Management Board in agreement with the INFINEON TECHNOLOGIES Supervisory Board in the best interest of INFINEON TECHNOLOGIES and its shareholders.

(9)	If in accordance with §2 (8) above, Options are settled in cash, the cash settlement amount shall be calculated as the difference between the opening price of the INFINEON TECHNOLOGIES Share in the XETRA trading system on the Frankfurt Stock exchange (or a comparable successor system) on the date of exercise and the respective Exercise Price (as defined in §3).

(10)	If Options granted lapse before they have been exercised, the INFINEON TECHNOLOGIES Supervisory Board (for the members of the INFINEON TECHNOLOGIES Management Board) and the INFINEON TECHNOLOGIES Management Board (for the other Participants), as the case may be, are authorized to grant such number of lapsed Options again to Participants of the SOP 2006. Furthermore, the INFINEON TECHNOLOGIES Supervisory Board (for the members of the INFINEON TECHNOLOGIES Management Board) or the INFINEON TECHNOLOGIES Management Board (for the other Participants), as the case may be, are entitled to revoke granted Options with the Participant’s consent and to grant the number of the revoked Options again to Participants.
§3
Exercise Price
The price at which a Share may be acquired at exercise of the Option (the “Exercise Price”) is equal to 120% of the average of the opening prices of such Shares on the XETRA trading system on the Frankfurt Stock Exchange (or a comparable successor system) on the five trading days preceding the Grant Date. In accordance with §9 (1) AktG, the Exercise Price must not be less than the notional value per share in the nominal share capital of INFINEON TECHNOLOGIES (minimum issue amount).
§4
Waiting Period, Exercise Period
(1)	Options may only be exercised once a minimum waiting period of 3 years commencing on the Grant Date has elapsed (hereinafter also referred to as “Waiting Period”) and the performance targets according to §5 have been met.

(2)	Provided the Waiting Period has elapsed, Options may be exercised within a period of six years (starting as defined by §187 (1) BGB) after the Grant Date (hereinafter also referred to as “Exercise Period”). Notwithstanding §8, Options not exercised will lapse six years after the Grant Date without compensation.
§5
Performance Targets
(1)	Options can only be exercised if the absolute performance target as defined in §5 (2) and the relative performance target as defined in §5 (3) have been met. The INFINEON TECHNOLOGIES Supervisory Board (for the members of the INFINEON TECHNOLOGIES Management Board) or the INFINEON TECHNOLOGIES Management Board (for the other Participants), as the case may be, may in its sole and absolute discretion impose additional individual performance targets on the Participant in the individual Option Certificate.

(2)	The absolute performance target requires that the Share price in the XETRA trading system on the Frankfurt Stock Exchange (or a successor system) equals or exceeds the Exercise Price on at least one trading day during the life of the Option.

(3)	The relative performance targets requires that the Share price exceeds the performance of the comparative index “Philadelphia Semiconductor Sector” (SOX) for at least three consecutive days on at least one occasion during the life of the Option. To measure whether the relative performance target has been met, the average SOX figures and Share opening prices in the XETRA trading system on the Frankfurt Stock Exchange (or a successor system), in each case on the five trading days preceding the Grant Date, will be set as an initial base value at 100. If SOX is discontinued or has its composition fundamentally altered during the life of the SOP 2006 or the life of an Option granted under the SOP 2006, the SOX will be replaced by another index with the closest possible composition to the SOX. If no such index exists, a new comparative index that includes as many as possible of the individual prices previously tracked in the SOX will be operated by a bank appointed by INFINEON TECHNOLOGIES in such a way as to resemble the initial SOX as closely as possible. The INFINEON TECHNOLOGIES Management Board decides which other index shall be used or whether a new index including as many as possible of the individual prices previously tracked in the SOX shall be used.

The decision of the INFINEON TECHNOLOGIES Management Board has to be approved by the INFINEON TECHNOLOGIES Supervisory Board.
§6
Exercise of Options and Closed Periods
(1)	Notwithstanding §8 (4), the Participant can only exercise the Options within the Exercise Period if the Waiting Period has expired and the absolute and the relative performance targets have been met (such Options are hereinafter also referred to as “Vested Options”). Additionally, the Closed Periods as defined in §6 (5) must be observed. INFINEON TECHNOLOGIES may appoint a plan administrator together with a financial institution or solely a plan administrator who is also a financial institution (hereinafter referred to as the “Service Provider(s)”) to handle the subscription of shares, the acquisition of shares by exercising the Options and the re-sale of shares acquired in this way and also by a borrowing and lending settlement. In this case the Participant will instruct the respective Service Provider to exercise the Options on the Participant’s behalf.

(2)	Options have to be exercised in writing, using a form provided by INFINEON TECHNOLOGIES, save if INFINEON TECHNOLOGIES and the Service Provider administering the SOP 2006 prescribe a different form, e.g. email or exercise via a secure web platform or by using an agreed upon monitored exercise process through the Service Provider’s call center or in any other form (hereinafter referred to as “Exercise Notice”). The Exercise Notice must be accompanied by such documents as determined by INFINEON TECHNOLOGIES and the relevant Service Provider prior to exercise. The Exercise Notice shall state the number of Options that are exercised and the number of Shares to be acquired by the exercise. By executing the Exercise Notice the purchase agreement shall take effect for the number of Shares for which Options are exercised.

(3)	Save if provided for by other means, the Exercise Notice must be accompanied by sufficient funds for the Exercise Price payable in respect of the number of exercised Options and by sufficient funds for the estimated payroll taxes and employee social security contributions due and to be withheld on exercise by INFINEON TECHNOLOGIES or any of the INFINEON TECHNOLOGIES Group Companies, or any similar taxes or duties. The Shares will not be transferred to the Participant until full payment of the Exercise Price including taxes and social security contributions. The funding alternatives offered will depend on the exercise methods agreed with the relevant Service Provider. INFINEON TECHNOLOGIES reserves the right to demand a respective security.

(4)	The Participant may exercise Options in whole or in part in accordance with these terms. The smallest number of Options to be exercised shall be 100. This threshold will not apply to the remaining number of outstanding non-exercised Options.

(5)	Options may not be exercised during the period that starts two weeks prior to the end of a quarter and finishes at the end of the first day of stock exchange trading after publication of the quarterly fiscal year results, and not during the period that starts two weeks prior to the end of the fiscal year and finishes at the end of the first day of stock exchange trading after publication of the results for the fiscal year ended (hereinafter referred to as “Closed Periods”).

(6)	To the extent legally possible, INFINEON TECHNOLOGIES assumes no liability towards the Participant for damages which result from delayed issuance or loss of Option Certificates or Exercise Notices, or for errors or mistakes arising upon the issuance of Option Certificates or Exercise Notices or for errors or mistakes that are contained in Option Certificates or Exercise Notices.
§7
Non-Transferability and Confidentiality
(1)	Options may only be exercised by the Participants personally, save as provided in §6 (1) and §8 (4). Options cannot be transferred, assigned, pledged or otherwise alienated unless otherwise prescribed by mandatory local laws, in particular the law of succession. Options may only be issued or transferred to a third party if it holds or manages these Options for the Participant as a Service Provider on a fiduciary basis and issuance and/or transfer is part of the services or administration arrangement with the respective Service Provider.

(2)	To the extent legally possible, Options that are transferred, assigned, pledged or otherwise alienated in violation of these Option Terms shall lapse immediately without compensation.

(3)	Options are inheritable in accordance with §8 (4).

(4)	Participants are obliged to maintain strict and complete confidentiality with regard to Options granted, unless otherwise provided by mandatory local law requirements, in particular disclosure obligations. If this confidentiality provision is violated, INFINEON

TECHNOLOGIES explicitly reserves its right to impose sanctions under the employment contract or other applicable laws and regulations.
§8
Termination of Employment; Lapse of Options
(1)	In the event of termination of a Participant’s employment by the employee (resignation) or by the employer (for any other reason than by operational job elimination), by mutual agreement or due to a voluntary transfer of the Participant’s employment to a minority owned subsidiary, all Options shall lapse on the leaving date without compensation. The INFINEON TECHNOLOGIES Management Board, or in case of Participants being members of the INFINEON TECHNOLOGIES Management Board the INFINEON TECHNOLOGIES Supervisory Board, may at its discretion apply one of the following legal consequences set out in §§8 (2) and (3) below, instead of this §8 (1).

(2)	If a Participant’s employment is terminated due to operational job elimination and corresponding reductions in the workforce, or due to a divesture, sale of organisational unit, carve out or spin-off, or in the event of a Participant’s expiration of his/her temporary employment contract that is not automatically renewed, in particular a temporary employment contract of a member of the management board of INFINEON TECHNOLOGIES Group Companies:
•	Vested Options can be exercised within a period of 12 months following the leaving date;

•	other Options shall continue to vest in accordance with the rules of this SOP 2006 and can be exercised within a period of 12 months following the leaving date.
The INFINEON TECHNOLOGIES Management Board, or in case of Participants being members of the INFINEON TECHNOLOGIES Management Board, the INFINEON TECHNOLOGIES Supervisory Board, may at its discretion also adopt the legal consequences set out in §8 (3) below, instead of this §8 (2).
(3)	In case of disability, retirement, early retirement (as defined under local law) and in case of transfer of the Participant’s employment from a majority owned subsidiary of INFINEON TECHNOLOGIES to another majority owned subsidiary or from INFINEON TECHNOLOGIES to a majority owned subsidiary:
•	Vested Options can be exercised at any time prior to the date of expiration pursuant to §4 in accordance with the rules of the SOP 2006;

•	other Options continue to vest according to the rules of the SOP 2006 and can be exercised prior to the date of expiration pursuant to §4.

(4)	In the event of the Participant’s death, the Participant’s heirs may exercise the Options in accordance with §8 (2) above. If there is only one heir, the heir must exercise all Vested Options at once. If there are several heirs and the testator has not determined the splitting of the Options, the Options are to be split according to the settlement between co-heirs. Multiple heirs must exercise all Vested Options simultaneously together. INFINEON TECHNOLOGIES will only service the Options transferred to heirs by testament or legal succession, if INFINEON TECHNOLOGIES has been notified of the succession in writing and a certified copy of the testament or similar confirmation (e.g. heir’s certificate) has been presented to INFINEON TECHNOLOGIES as evidence of legitimacy of succession and the heirs entitled have agreed in writing to these Option Terms.
§9
Adjustment of Options; Change of Control
(1)	Should INFINEON TECHNOLOGIES merge with or into another company or legal entity, be transferred to or transformed into another legal entity, change its corporate form or should any other comparable event occur that impacts the economic value of the Participant’s Options under the SOP 2006 by eliminating or altering the Shares and/or their value, INFINEON TECHNOLOGIES may decide that:
•	if the Share value has changed either the number of Shares that may be acquired by exercising an Option will be adjusted to reflect the altered Share value; or

•	the Exercise Price of an Option may be adjusted.
Either adjustment will be made in such a way that the economic value of the Option immediately after the event shall be the same or almost the same value as immediately prior to the event (hereinafter referred to as “Adjusted Options”).
If Shares are altered or new shares of the new entity are offered, the Options shall be replaced by the right to purchase an equivalent number of shares, participation rights or other rights (hereinafter “Substitute Rights”). In such case, the number of INFINEON TECHNOLOGIES shares that an INFINEON TECHNOLOGIES shareholder is entitled to receive shall be replaced with Substitute Rights, taking into account the new capital structure of the new entity in order to maintain the economic value of the Participant’s rights. Alternatively the Options may be cancelled and a cash settlement be paid, the amount of which will be determined by the INFINEON TECHNOLOGIES Management

Board and the INFINEON TECHNOLOGIES Supervisory Board to best reflect the value of the Options at that time. For members of the INFINEON TECHNOLOGIES Management Board the adjustment will be made by the INFINEON TECHNOLOGIES Supervisory Board. Save if provided otherwise, the Adjusted Options or Substitute Rights shall be subject to the same terms and conditions as the original Options. The Participant’s approval or consent to any such measure is not required.

(2)	If more than 50% of all INFINEON TECHNOLOGIES voting rights are transferred or pass to a third party, INFINEON TECHNOLOGIES becomes owned or controlled by a third party, or another change of control (as defined by Sec. 15 AktG et sqq.) in INFINEON TECHNOLOGIES occurs, the INFINEON TECHNOLOGIES Management Board, respectively the INFINEON TECHNOLOGIES Supervisory Board for the members of the INFINEON TECHNOLOGIES Management Board can decide that vesting will be accelerated. Notwithstanding an earlier vesting date in this case, Options may not be exercised until the 2-year blocking period pursuant to §193 (2) No. 4 AktG has elapsed.

(3)	To avoid doubt, §9 (1) AktG also applies to Adjusted Options and Substitute Rights.
§10
Amendment of Option Rights (Protection against Dilution)
(1)	If the INFINEON TECHNOLOGIES share capital is increased from capital reserves or reclassified during the lifetime of the Options, INFINEON TECHNOLOGIES will appropriately adjust the Exercise Price for each Option or the number of Shares that can be acquired under each Option in accordance with the then current rules and regulations of the EUREX Deutschland Exchange (German options and futures exchange). The adjustment is to be made in such a way that the total value of the Options immediately after effecting such capital increase or reclassification shall be the same as the total value of the Options immediately prior to effecting such capital increase or reclassification. No adjustment shall be made if the corresponding changes are mandatory by law or if they amount to less than 1% of the Exercise Price. The adjustment shall be made by the INFINEON TECHNOLOGIES Supervisory Board where members of the INFINEON TECHNOLOGIES Management Board are involved, and by the INFINEON TECHNOLOGIES Management Board in all other instances. Fractions of Shares will not be considered. §9 (1) AktG remains unaffected.

(2)	If the INFINEON TECHNOLOGIES share capital is reduced, the adjustment must be made in such a way that the total value of the Options immediately after effecting such capital reduction corresponds to their previous value.
§11
Dividend Entitlement
The Participant is not entitled to dividends before the Options are exercised. Shares issued from the conditional capital following the exercise of an Option are entitled to dividends for the first time from the start of the fiscal year of their issue. To avoid doubt, newly issued Shares from the conditional capital following the exercise of an Option are not entitled to dividends for the expired fiscal year. Therefore, in cases where Options are exercised in the period between the end of the expired fiscal year and the INFINEON TECHNOLOGIES annual general shareholders’ meeting for the expired fiscal year, these newly issued Shares may get a separate security identification number. They may be traded separately on the stock exchange during this period. In its sole discretion, INFINEON TECHNOLOGIES may appoint a Service Provider who may offer the Participants a borrowing and lending settlement. The Participants have to bear all costs resulting from such borrowing and lending settlement.
§12
Taxes, Social Security, Costs
All taxes, employee social security contributions or similar obligations, resulting from the acquisition of Shares, grant or exercise of Options or from the sale of the Shares acquired on exercise of Options or from a cash settlement of Options must be borne by the Participant. INFINEON TECHNOLOGIES and any INFINEON TECHNOLOGIES Group Companies which are or have been either the legal or economic employer of a Participant during the period between grant and sale of the Shares (hereinafter referred to as “Participating Companies”), according to their local laws, must withhold and pay any withholding taxes and social security contributions. The Participant shall ensure that the respective Participating Company has sufficient funds to meet its withholding obligations. The Participating Companies have the right to demand adequate collateral or other securities from the Participant.

§13
No Legal Claim, no Substantiation for Established Practices
(1)	The grant of Options under the SOP 2006 is an additional benefit and not provided under the Participant’s employment contract.

(2)	INFINEON TECHNOLOGIES grants Options at its sole discretion and in such number as INFINEON TECHNOLOGIES may at its sole discretion decide. The Participants have no rights to receive further Options and will not acquire such a right merely by virtue of having received one or more Options during the course of employment.

(3)	Regardless of how often INFINEON TECHNOLOGIES grants Options and regardless of whether they are exercised, the grant and exercise does not constitute an established practice under any applicable employment law. This even applies if Options are granted for a number of consecutive years.

(4)	Options granted to a Participant will not be considered when calculating severance payments, pension awards or other awards, especially in the event of termination of a Participant’s employment.

(5)	The SOP 2006 does not change the Participant’s employment contract and does not constitute any further rights or claims with regard to the Participant’s employment contract. Additionally, the SOP 2006 cannot be construed as a right or a claim to change the Participant’s employment contract, in particular with regard to contractual remuneration or other perquisites.
§14
Insider Trading, Ban on Exercise
(1)	With regard to Options granted under the SOP 2006, Participants acknowledge that they may be subject to insider trading provisions as defined in the German Securities Trading Act (Wertpapierhandelsgesetz — “WpHG”) or other local laws in their home countries or current countries of residence other than Germany. Participants are obliged to observe applicable insider trading provisions and may subject themselves to punishment in case of violation. INFINEON TECHNOLOGIES assumes no liability for the Participant’s violations of insider trading provisions.

(2)	With the approval of the INFINEON TECHNOLOGIES Supervisory Board, the INFINEON TECHNOLOGIES Management Board may temporarily bar the exercise of Options for particular groups of Participants if, in the opinion of the INFINEON TECHNOLOGIES Management Board, there is a risk of violation of applicable insider trading provisions. Such a ban on exercising must be based on concrete and specific facts relevant for such period and such group of Participants. The conditions under which the Options lapse as defined in §8 (2) and (3), §4 (1) and (2) are suspended during these periods.
§15
Administration
(1)	INFINEON TECHNOLOGIES shall be authorized from time to time to create, alter and amend such rules and regulations for the implementation and administration of this SOP 2006 as appropriate, if these rules and regulations are not materially inconsistent with the SOP 2006.

(2)	The INFINEON TECHNOLOGIES Management Board with the consent of the INFINEON TECHNOLOGIES Supervisory Board will communicate the administration processes and other technicalities regarding the exercise of Options prior to the first possible exercise under the SOP 2006. The Participants have the obligation to inform themselves prior to exercise about the applicable rules.
§16
Amendments
(1)	The INFINEON TECHNOLOGIES Management Board together with the INFINEON TECHNOLOGIES Supervisory Board may amend the rules of this SOP 2006 if, due to factual or legal changes, the current rules are no longer valid or may not be executed as provided for under the SOP 2006. The new regulations shall economically reflect the original provisions as closely as possible.

(2)	The INFINEON TECHNOLOGIES Management Board, or the INFINEON TECHNOLOGIES Supervisory Board in respect of Options granted to Members of the INFINEON TECHNOLOGIES Management Board, may cancel Options with the consent of the Participants and may be able to offer the same number of new Options. INFINEON TECHNOLOGIES may at its discretion decide to pay an indemnity in cash.

(3)	The INFINEON TECHNOLOGIES Management Board with the consent of the INFINEON TECHNOLOGIES Supervisory Board is entitled to implement sub-plans to this SOP 2006 in order to maintain a favourable tax or other regulatory treatment for INFINEON TECHNOLOGIES or any INFINEON TECHNOLOGIES Group Company or any Participant or to comply with mandatory local law requirements, provided the rules of the sub-plan do not affect the basic principles of this SOP 2006 and the terms and conditions under such sub-plans (ignoring any tax advantages) are not more favourable than the terms of Options granted to other Participants. However, it is at the sole and absolute discretion of the INFINEON TECHNOLOGIES Management Board and the INFINEON TECHNOLOGIES Supervisory Board whether or not such local amendments or sub-plans be implemented.

(4)	The Participants must be notified in writing of any changes or amendments to the SOP 2006.
§17
Form Requirements
(1)	All amendments to this SOP 2006 or the individual Option Certificates shall be made in writing save explicitly provided for otherwise by INFINEON TECHNOLOGIES. If a different form is required by mandatory local law, this must be complied with and supersedes any agreements regarding other form requirements under this SOP 2006.

(2)	Any notice, declaration or other disclosures required under this SOP 2006 must be made in writing save if provided for otherwise. INFINEON TECHNOLOGIES may, at its sole discretion, decide that notices, declarations or other disclosures may be made electronically, i.e. via email or via a web based platform, or by using an agreed upon monitored exercise process through the Service Provider’s call center.
§18
Limitation of Liability and Volatility of Share Prices
(1)	The liability of INFINEON TECHNOLOGIES or any INFINEON TECHNOLOGIES Group Company, their legal representatives, employees or vicarious agents and the liability of the Service Provider, its legal representatives, employees or vicarious agents in case of slight negligence is excluded. This non-liability encompasses a potential liability for consequential losses, loss of profits and other indirect damages.

(2)	If INFINEON TECHNOLOGIES or an INFINEON TECHNOLOGIES Group Company is held liable for damages, no liability is assumed for:
•	financial losses;

•	damages as a consequence of breach of contract, which INFINEON TECHNOLOGIES could not foresee nor could have been foreseen by or known to INFINEON TECHNOLOGIES by exercising reasonable care and due diligence;

•	damages in which the damaging chain of events has been under the Participant’s control and the Participant would have been able to avoid the damages by exercising reasonable care and due diligence.
(3)	INFINEON TECHNOLOGIES or any of the INFINEON TECHNOLOGIES Group Companies will not be responsible for the INFINEON TECHNOLOGIES share price and the general stock market development. Any risk in connection with the acceptance and the exercise of Options, the acquisition of Shares on exercise and the holding or selling of Shares after exercise will be at the sole risk of the Participant.
§19
Data Protection
By signing the Option Certificate the Participant agrees to storage, administration, processing, transfer, disclosures required by law and other use of personal data by INFINEON TECHNOLOGIES and the relevant INFINEON TECHNOLOGIES Group Company for the purpose of administering the SOP 2006. In addition, the Participant agrees to the transfer of data to third parties, such as the Service Provider, or to other third parties, e.g. consultants of INFINEON TECHNOLOGIES, employed by INFINEON TECHNOLOGIES to administer or assist with the administration and implementation of the SOP 2006.
§20
Applicable Law; Court of Competent Jurisdiction
(1)	This SOP 2006 is governed by German law, except for the provisions on conflict of laws.

(2)	The court at the place of the registered office of INFINEON TECHNOLOGIES is the court of jurisdiction for all litigation arising out of this SOP 2006 or in connection with it.

§21
Final provisions
(1)	All provisions in this SOP 2006 are subject to the terms and conditions of the shareholders’ resolution dated 16 February 2006 and are subject to the condition that the aforementioned shareholders’ resolution is valid.

(2)	Should one provision of this SOP 2006 prove to be or become partially or totally invalid, then the validity of the other provisions remains unaffected. Instead of the invalid provision, the provision that best matches, particularly in a commercial sense, the spirit and purpose of the invalid provision, likewise the provision that would have been agreed upon had the insufficiency of the original provision become known, is taken as agreed upon to supplement the legal interpretation of the agreement. The same applies in the event of gaps in this SOP 2006. Any gaps will have to be filled by construing the rules of this SOP 2006 in the best interests of all Participants and in accordance with the terms and conditions of the shareholders’ resolution dated 16 February 2006.

(3)	In case of conflict between a provision of this SOP 2006 and the individual Option Certificates the SOP 2006 prevails, unless it is made clear in the relevant Option Certificate that the provisions in the individual Option Certificate shall prevail. In case of conflict between the rules of this SOP 2006 or the Option Certificate and the information materials provided to the Participant, the SOP 2006 or the Option Certificate prevails.

(4)	The INFINEON TECHNOLOGIES Management Board and the INFINEON TECHNOLOGIES Supervisory Board will give an annual account of the Options assigned, granted and exercised under the SOP 2006 in the annual report.
Munich, November 2006

For the Management Board:	For the Supervisory Board:

Schedule 1
Private & Confidential
Infineon Technologies AG
Stock Option Plan 2006
200(X) Grant (SOP 2006)
Option Certificate
Pursuant to the decision of the INFINEON TECHNOLOGIES Management Board,
[Name]
has been granted on [date] – the Grant Date
[number] Options.
Each Option confers to you the right to acquire one Share at an Exercise Price of
Euro [Exercise Price]
subject to the terms and conditions set forth in the SOP 2006 and in this Option Certificate.
Your Options may be exercised when:
•	the 3-year Waiting Period has elapsed on [date restriction];

•	the INFINEON TECHNOLOGIES Share price at the XETRA trading system on the Frankfurt Stock Exchange (or a successor system) equals or exceeds the Exercise Price of Euro [exercise price] on at least one trading day during the life of the Option (absolute performance target); and

•	the INFINEON TECHNOLOGIES Share price exceeds the performance of the comparative index “Philadelphia Semiconductor Sector” (SOX) for at least three consecutive days on at least one occasion during the life of the Option (relative performance target).
Your Options will lapse on [date expiration].
You may exercise the Options in whole or in part. The smallest number of Options to be exercised shall be 100.

Please accept the grant of your Options by hitting the accept button not later than [date].
By accepting the Option Grant you acknowledge, agree and confirm that:
•	you have received, read and understood the terms of the SOP 2006, this Option Certificate and any other documents related to the SOP 2006;

•	you have appropriate knowledge of the English language in order to fully understand the SOP 2006, this Option Certificate and any other documents related to the SOP 2006;

•	the grant of Options evidenced by this Option Certificate is subject to the terms and conditions set forth in the SOP 2006 and in this Option Certificate;

•	the INFINEON TECHNOLOGIES Management Board has full and binding discretionary authority over all current and future award decisions and in all matters of interpretation related to the administration of the SOP 2006;

•	the eligibility to receive Options will remain at the sole and ultimate discretion of the INFINEON TECHNOLOGIES Supervisory Board or INFINEON TECHNOLOGIES Management Board, as applicable;

•	SOP 2006 Participants are chosen on an annual basis, and participation in this year does not entitle you to the receipt of Options in any future year;

•	the SOP 2006 is not a condition or term of employment and does not form part of your contract of employment, or any other working arrangement with your employer;

•	nothing in the SOP 2006 or in any instrument executed pursuant to it will confer to you any right to continue in employment, nor will it affect the right of your employer to terminate your employment without liability at any time with or without cause, nor will it impose upon INFINEON TECHNOLOGIES, your employer or any other INFINEON TECHNOLOGIES Group Company any duty or liability whatsoever (whether in contract or otherwise) in connection with the failure or refusal to exercise any discretion under the SOP 2006 or in relation to cessation of employment;

•	the Options shall not (except as may be required by taxation law) form part of your remuneration, wages or earnings or count as remuneration, wages or earnings for any purpose whatsoever, including pension awards and other awards, severance payments, termination indemnities or similar payments, except where mandatory under local law;

•	INFINEON TECHNOLOGIES assumes no responsibility for the INFINEON TECHNOLOGIES Share price development or the general stock market development. INFINEON TECHNOLOGIES cannot be held liable for any losses arising out of or resulting from your investment in Shares in connection with this SOP 2006;

•	any information regarding the tax treatment and investment possibilities given in the SOP 2006 documents is general in nature and does not constitute tax advice or investment advice. In case of doubt, you have to obtain personal investment and/or tax advice prior to accepting the grant of Options and especially prior to exercising the Options;

•	any taxes or employee social security contributions that arise from or in connection with the grant, vesting or exercising of the Options or the sale of the Shares are your personal obligation;

•	INFINEON TECHNOLOGIES or the Service Provider may either ask you to have clear funds available to meet any liabilities due or that an estimated amount of taxes and social security contributions may be deducted from your sale proceeds if you exercise your Options and immediately sell all or part of the Shares to enable your employer to fund any withholding obligations due;

•	you must bear all costs resulting from a borrowing and lending settlement, if any, in connection with exercising the Options, provided by the Service Provider;

•	the SOP 2006 will be governed by and construed in accordance with the laws of the Federal Republic of Germany, to the exclusion of its rules on the conflict of laws.

I further acknowledge my responsibility to maintain strict and complete confidentiality regarding my Options both within and outside of INFINEON TECHNOLOGIES, unless otherwise provided by mandatory local law requirements, in particular disclosure obligations. If I violate this confidentiality provision, INFINEON TECHNOLOGIES explicitly reserves its right to impose sanctions under the employment contract or other applicable laws and regulations. The same applies if I revoke my acceptance into the storage, processing, transfer and use of personal data by INFINEON TECHNOLOGIES and the relevant INFINEON TECHNOLOGIES Group Company for the purpose of administering the SOP 2006.
I hereby accept the Options evidenced by this Option Certificate and agree to be bound by all of the terms and conditions set forth in this Option Certificate and the rules of the SOP 2006.

Accepted		Date:

Signature
You agree to the storage, processing, transfer and use of personal data by INFINEON TECHNOLOGIES and the relevant INFINEON TECHNOLOGIES Group Company for the purpose of administering the SOP 2006, and you agree to the transfer of data to third parties, such as the Service Provider chosen by INFINEON TECHNOLOGIES to administer the SOP 2006 and handle the exercise of Options, or to other third parties, e.g. consultants of INFINEON TECHNOLOGIES, employed by INFINEON TECHNOLOGIES to administer or assist with the administration and implementation of the SOP 2006.
I hereby accept and agree to storage, processing, transfer and use of personal data.

Accepted		Date:

Signature